Exhibit 10.2

EXECUTION COPY

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Exchange Act.

LICENSE AND OPTION AGREEMENT

by and between

COLEY PHARMACEUTICAL GROUP, INC.

and

MERCK & CO., INC.

April 11, 2007

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

i

7.5 Audit of Records	21
7.6 Compulsory Licenses	22
8. PHARMACOVIGILANCE	22
8.1 Adverse Experience Reporting	22
8.2 Written Notice of Adverse Experiences to Other Party	22
8.3 Interpretation	23
8.4 Further Activities	23
9. CONFIDENTIALITY	24
9.1 Non-Disclosure Obligation	24
9.2 Limitation on Exclusions	24
9.3 Required Disclosure	25
9.4 Disclosure of Financial Terms	25
9.5 SEC Filings	25
9.6 Publicity/Use of Names	26
9.7 Publications and Presentations	26
10. INTELLECTUAL PROPERTY RIGHTS	26
10.1 Inventionship	26
10.2 Filing, Prosecution and Maintenance of Patents by Coley	26
10.3 Information and Cooperation	26
10.4 Interference, Opposition, Reexamination and Reissue	26
10.5 Enforcement and Defence	27
10.6 Ownership of Information and Inventions	28
11. TERM AND TERMINATION	28
11.1 Term	28
11.2 Termination for Convenience	29
11.3 Termination of this Agreement for Cause	29
11.4 Sale of Remaining Inventory	29
11.5 Effect of Termination of this Agreement	29
11.6 Surviving Provisions	30
11.7 Sell Down Right	30
11.8 Termination by Merck Pursuant to Section 11.3(b)	30
12. REPRESENTATIONS, WARRANTIES, LIABILITY AND INDEMNITY	31
12.1 Mutual Representations and Warranties	31
12.2 Additional Representations of Coley	31
12.3 Additional Representation and Covenants	32
12.4 Warranty Disclaimer	33
12.5 Limited Liability	33
12.6 Indemnity by Merck	33
12.7 Indemnity by Coley	34
12.8 Notification of Claims; Conditions to Indemnification Obligations	34
13. TAXES AND COST OF AGREEMENT	34
13.1 Withholding Tax	34
13.2 Costs of Agreement	35
14. DISPUTE RESOLUTION	35
14.1 Arbitration	35
14.2 Certain Definition	36

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ii

14.3 Relief from Performance during Force Majeure	36
15. MISCELLANEOUS	36
15.1 Notices	36
15.2 Integration	37
15.3 Amendment	38
15.4 Severability of Provisions	38
15.5 Affiliates	38
15.6 No Waiver	38
15.7 Waiver of Rules of Construction	38
15.8 Assignment/Change of Control	38
15.9 Counterparts	39
15.10 Governing Law and Jurisdiction	39
15.11 Third Party Beneficiaries	40
15.12 Independent Contractors	40
15.13 Cumulative Remedies	40
15.14 Waiver of Rule of Construction	40
15.15 Further Assurances	40

SCHEDULE 1.17 COLEY PATENT RIGHTS

SCHEDULE 1.22 DESCRIPTION OF CpG 7909

SCHEDULE 1.53 OHRI AGREEMENT

SCHEDULE 1.73 UIRF AGREEMENT

SCHEDULE 9.6 PRESS RELEASE

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

iii

LICENSE AND OPTION AGREEMENT

THIS LICENSE AND OPTION AGREEMENT (this “Agreement”) is entered into as of April 11, 2007 (the “Effective Date”), by and between COLEY PHARMACEUTICAL GROUP, INC., a Delaware corporation having an address of 93 Worcester Street, Suite 101, Wellesley, Massachusetts 02481 (“Coley”) and MERCK AND CO, INC., a corporation organized and existing under the laws of New Jersey, with its principal business office located at One Merck Drive, P.O. Box 100, Whitehouse Station, New Jersey 08889 (“Merck”). Each of Merck and Coley is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

BACKGROUND

Coley Controls Patent Rights, know-how and technology regarding its proprietary oligonucleotide CpG 7909, for use as a Vaccine Adjuvant to enhance the efficacy of Vaccines. Merck is a leading manufacturer of Vaccines and other related biological products. Merck wishes to Develop, use and Manufacture or have Manufactured CpG 7909 as a Vaccine Adjuvant for co-formulating with Antigen(s) in certain Vaccines and to Develop, Manufacture and/or have Manufactured and Commercialize the resultant Products. Additionally, Merck wishes to obtain an Option to exploit CpG 7909 in certain other Vaccines. Coley desires to license to Merck Coley Patent Rights, Coley Know-How and other technology for such purposes and to grant an Option to Merck consistent with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency which is acknowledged by both Parties, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS AND INTERPRETATION

A.	Definitions

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq. and regulations promulgated thereunder, as such may be amended from time to time.

1.2 “Additional Fields” means any and all uses in humans of Vaccines that are indicated and/or used for the following Indications (each of which constitutes an “Additional Field”):

(a) [***] Alzheimer’s Disease

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

1.3 “Additional Product” means any Vaccine which contains CpG 7909 co-formulated with one or more Antigen using the Delivery Method for any and all uses in an Additional Field for which Merck has exercised its Option under this Agreement.

1.4 “Adjuvant(s)” means a compound, complex or other agent that induces or modulates a clinically relevant immune response to an Antigen or Antigens contained in a Vaccine, including but not limited to CpG 7909, whether in raw, purified or formulated form.

1.5 “Affiliate” means, with respect to a Person, any corporation or business entity of which at least fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by such Person.

1.6 “Antigen” means any ingredient that, either alone or as a part of a Vaccine, elicits a specific immune response to itself and/or to a pathogenic micro-organism or human self protein, including, but not limited to, live attenuated micro-organisms, whole killed micro-organisms or subunit Vaccine (including but not limited to, polysaccharides, polysaccharide conjugates, peptides, recombinant proteins, glycolipids and fragments thereof). The term “Antigen” includes all salts and esters thereof.

1.7 “Applicable Laws” means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations, orders and decrees of all applicable federal, state, local governmental and/or supranational authorities.

1.8 “Business Day” means a day other than a Saturday, Sunday or public holiday in the location where notice is being received or where an activity pursuant to this Agreement occurs.

1.9 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.10 “Calendar Year” means a twelve-month period commencing on January 1 and ending on December 31.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.11 “cGMP” or “current Good Manufacturing Practices” means all laws and regulations relating to the manufacture of CpG 7909 and/or Product, including but not limited to the current Good Manufacturing Practices as specified in the United States Code of Federal Regulations and/or in the EU Good Manufacturing Guidelines, Q7A Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients (also known as Annex 18 to EudraLex Volume 4, “European Commission Guide to Good Manufacturing Practice for Medicinal Products”), as are in effect on the Effective Date and as may be modified or supplemented during the term of this Agreement, and all other Applicable Laws.

1.12 “Change of Control” means with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement or a Product; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; (c) a Person or entity, or group of Persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party, or (d) with respect to Coley alone, the provision or gaining, by a Third Party, of a controlling interest in CpG 7909 (whether alone or included in the Adjuvant business at Coley).

1.13 “Clinical Trial” means a clinical study of a Product involving the administration of Product to patients, and includes any Phase I Clinical Trial, Phase II Clinical Trial and Phase III Clinical Trial, as applicable.

1.14 “Coley Information” means any and all Information Controlled by Coley, and/or its Affiliates, to the extent that such Information relates to CpG 7909 or the research, Development, Manufacture, marketing, use or sale of CpG 7909 in Products in the Territory.

1.15 “Coley Inventions” means any and all Improvements and/or Inventions Controlled by Coley, and/or its Affiliates, to the extent that such Improvements and/or Inventions relate to CpG 7909.

1.16 “Coley Know-How” means all information, materials and technology, including but not limited to, Coley Information, Improvements and Coley Inventions, patentable or otherwise, which during the term of this Agreement are (a) in the Control of Coley or its Affiliates, (b) not generally known, (c) not based on, derived or arising out of Merck Information, and (d) necessary or useful to Merck in the Fields in the Territory, including without limitation, in connection with the research, Development, Manufacture, or use of CpG 7909 or use of CpG 7909 in Products in the Territory.

1.17 “Coley Patent Right(s)” means all Patent Rights Controlled by Coley as of the Effective Date, including those listed in Schedule 1.17, or Controlled by Coley during the Term of this Agreement, which claim or cover CpG 7909 or the use, formulation or Manufacture of CpG 7909 or Products in the Territory.

1.18 “Coley Technology” means any and all Coley Know-How and Coley Patent Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.19 “Commercialization” or “Commercialize” means any and all activities directed to the commercialization of a Product before and after Marketing Authorization has been obtained, including pre-launch and post-launch marketing, promoting, distributing (including logistics and order fulfilment), offering to sell and selling a Product, importing a Product for sale and interacting with Regulatory Authorities regarding the foregoing. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.20 “Competing Pharma Change of Control” means a Change of Control involving a Person or group of Persons acting in concert (a) with annual worldwide sales of human pharmaceutical, Vaccine and/or biological products greater than [***], (b) that sell human pharmaceutical, Vaccine and/or biological products where such Person or group of Persons have a market capitalization greater [***]) or (c) having an active clinical development or commercialization program for any Vaccine within a Field.

1.21 “Control”, “Controls” “Controlled” or “Controlled by” means (a) with respect to any item of or right under Merck Patents, Coley Patent Rights, Coley Know-How or any Information disclosed or provided by Merck or Coley to the other Party under this Agreement, the possession of (whether by ownership or license, other than pursuant to this Agreement) such item or right, and the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense, and (b) with respect to CpG 7909 and/or Coley Technology, the possession by Coley of the right to supply such CpG 7909 and/or Coley Technology to Merck as provided herein and without violating the terms of any agreement or arrangement with any Third Party existing at the time such Party would be required hereunder to provide such CpG 7909 and/or Coley Technology. For avoidance of doubt, intellectual property rights that are Controlled by a Coley Affiliate shall be deemed to be Controlled by Coley.

1.22 “CpG 7909” means the Adjuvant Controlled by Coley that is a proprietary immunomodulatory oligonucleotide containing unmethylated cytosine and guanine dinucleotides whose sequence has been defined by Coley as CpG 7909 which acts as an agonist of toll-like receptor 9 to modulate the immune response. CpG 7909 is described more fully on Schedule 1.22 attached hereto.

1.23 “Currency”, “Dollars” or “$” means United States dollars.

1.24 “Delivery Method” means delivery of Product by [***] delivery.

1.25 “Development”, “Develop” or “Developed” means, with respect to each Product, all non-clinical and clinical activities, including Clinical Trials, required to obtain and maintain Marketing Authorization of such Product (including activities directed towards obtaining additional Indications) in accordance with this Agreement on and after the Effective Date and up to and following the obtaining of Marketing Authorization of such Product. For

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

purposes of clarity, these activities include, without limitation, test method development and stability testing, regulatory toxicology, animal studies, formulation, process development, manufacturing, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, and Clinical Trial design and operations. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.26 “Drug Master File” means a drug master file document on file with a Regulatory Authority containing detailed information about the manufacturing of CpG 7909, e.g., but not limited to, information describing the manufacturing site, the manufacturing facility, the operating procedures, the personnel, the manufacture and control of CpG 7909 and CpG 7909 intermediates.

1.27 “EMEA” means the European Medicines Agency or any successor entity.

1.28 “EU Major Market Country” means, with respect to the Filing or approval of a Marketing Authorization, any of Germany, France, United Kingdom, Italy or Spain, or the Filing or approval of a Marketing Authorisation from the EMEA covering the entire European Union.

1.29 “Existing Agreements” means (a) the Disclosure Agreement Two Way between Merck and Coley dated November 11, 2005 and (b) the Disclosure Agreement among Merck, Coley and [***] effective October 10, 2006.

1.30 “FDA” means the United States Food and Drug Administration or any successor agency or authority thereto.

1.31 “Fee” means any one or more of the License Fee, Milestone Payments, Exercise Fee and Option Maintenance Fee.

1.32 “Fields” means all uses in humans of Vaccines that is indicated and/or used for the following Indications (each of which constitutes a “Field”):

[***]

[***]

[***]

d.         [***] Alzheimer’s Disease

“Field” also includes any Additional Field for which Merck has exercised the Option under Article 3.

1.33 “Filing” means the acceptance by an applicable Regulatory Authority of an application for a Marketing Authorization for review by such Regulatory Authority.

1.34 “First Commercial Sale” means, with respect to a Product in any country in the Territory, the first sale, transfer or disposition for value or for end use or consumption of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

such Product in such country after Marketing Authorization has been received in such country; provided, that, (a) any sale to a Related Party shall not constitute a First Commercial Sale unless the Related Party is the last entity in the distribution chain of the Product; (b) any distribution of samples with respect to a Product will not constitute a First Commercial Sale; and (c) any sale or other distribution for use in a Clinical Trial or for compassionate use in which no monetary consideration is paid to Merck will not constitute a First Commercial Sale.

1.35 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, shortage or inavailability of adequate materials needed to manufacture CpG 7909 or Product (unless such shortage is caused by the Party seeking to invoke Force Majeure protection), casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government (unless such governmental act was the direct result of a Party’s failure to comply with Applicable Law).

1.36 “[***]” means [***].

1.37 “Improvement(s)” means any Invention or any enhancement, modification or derivative made under this Agreement, whether or not patentable, in the Manufacture, formulation, ingredients, preparation, presentation, means of delivery (including device), dosage or packaging of CpG 7909 or Product(s), whether made by Merck, Merck’s Related Parties, Coley, Coley’s Related Parties, Merck suppliers or other Persons acting on behalf of Merck, Coley suppliers or other Persons acting on behalf of Coley.

1.38 “IND” means (a) an Investigational New Drug Application, as defined in the Act and the regulations promulgated thereunder, or any successor application or procedure required to Initiate clinical testing of a Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.39 “Indication” means the primary disease and the variants or sub-divisions or sub-classifications within such primary disease for all relevant populations and sub-populations. [***] However, if (a) Merck is already Developing or has obtained Marketing Authorization of a Product for [***], then subsequent Development or approval of an Indication for [***] in a sub-population shall not be considered an additional Indication; (b) Merck is already Developing or has obtained Marketing Authorization of a Product for [***], then subsequent Development or approval of an Indication for [***] in a sub-population shall not be considered an additional Indication, and (c) if Merck is already Developing or has obtained Marketing Authorization of a Product for [***], then subsequent Development or approval of an Indication for [***] in a sub-population shall not be considered additional Indication(s). [***] For example, for purposes of this Agreement, [***].

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.40 “Information” means any and all information and data, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, and is developed or invented solely by employees of one Party or other persons not employed by the other Party or its Affiliates and acting on behalf of the first Party.

1.41 “Initiates”, “Initiated” or “Initiation” means, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.42 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, whether patentable or not, that is conceived and/or reduced to practice under and as a result of, and within the scope of, the work performed under this Agreement.

1.43 “Liabilities” means claims, losses, liabilities, costs, expenses or damage of any kind and however arising, including investigative costs, court costs, legal fees, penalties, fines and interest and including those which are prospective or contingent.

1.44 “Major Market Country” means, with respect to the Filing or approval of a Marketing Authorization, any of USA or an EU Major Market Country.

1.45 “Manufacture”, “Manufacturing” and “Manufactured” means all operations, including, without limitation, the acquisition of materials, production, packaging, labelling, quality control testing, releasing, warehousing and/or shipping of CpG 7909 or Product, as the case may be.

1.46 “Marketing Authorization” means all approvals from the relevant Regulatory Authority necessary to market and sell a Product in any country (including without limitation, except for the exclusion of the US, all applicable pricing and governmental reimbursement approvals even if not legally required to sell Product in a country).

1.47 “Merck Information” means any and all Information Controlled by Merck, to the extent such Information relates to a Product.

1.48 “Merck Inventions” means any and all (a) Improvements, or (b) Inventions Controlled by Merck, to the extent such Improvements or Inventions relate to a Product and/or to an Antigen Controlled by Merck.

1.49 “Merck Patents” means any and all issued patents in the Territory which during the Term of this Agreement are Controlled by Merck or its Controlled Affiliates, which (a) claim or cover Product or (b) which claim or cover a use, formulation or method of manufacture solely related to the licensed Coley Technology.

1.50 “NDA” means a New Drug Application, Biologics License Application, Worldwide Marketing Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological and pharmaceutical product in that country or in that group of countries.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.51 “Net Sales” means the gross invoice price (not including value added tax (“VAT”), sales taxes, or similar taxes) of Product Sold by Merck or its Related Parties to the first Third Party (where such Third Party is not a Related Party) after deducting, if not previously deducted, from the amount invoiced or received:

(a) trade and quantity discounts actually granted, other than early pay cash discounts;

(b) returns, rebates, chargebacks and other allowances;

(c) retroactive price reductions that are actually allowed or granted;

(d) governmental and managed care rebates or chargebacks to the extent actually incurred or allowed with respect to Product Sold during the relevant time period to group purchasing organizations, hospitals or other buying groups;

(e) sales commissions paid to Third Party distributors and/or selling agents;

(f) a fixed amount equal to [***] of the amounts invoiced to cover bad debt, early payment cash discounts, transportation and insurance, custom duties, and other governmental charges; and

(g) the standard inventory cost of devices or delivery systems sold and invoiced to customers in conjunction with dispensing or administering Product.

Gross invoice price of Product Sold and the deductions allowed in Subsections 1.51(a), 1.51(b), 1.51(c), 1.51(d), 1.51(f) and 1.51(g) shall be calculated in accordance with Merck’s standard internal system for all its products consistently applied.

For purposes of clarity, the use of Product in Clinical Trials, preclinical studies or other research or Development activities, or disposal or transfer of Product for purposes of a commercially reasonable sampling program or compassionate use program in which no monetary consideration is paid to Merck, shall not give rise to any Net Sales.

Sales between or among Merck or its Related Parties shall not be subject to Royalty payments; Royalty payments shall only be calculated with respect to Net Sales to a Third Party (where such Third Party is not a Related Party). Merck shall be responsible for Royalty payments payable to Coley on Net Sales by Related Parties.

For the avoidance of doubt, the gross invoice price of Product does not include VAT and other similar taxes on Product.

1.52 “OHRI” means The Ottawa Health Research Institute at the Ottawa Hospital (successor in interest to The Loeb Health Research Institute at Ottawa Hospital).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.53 “OHRI Agreement” means the License Agreement, effective as of September 1, 1998, between OHRI and CpG ImmunoPharmaceuticals, Inc. (predecessor to Coley), as amended on September 25, 2001, as it exists on the Effective Date and is attached hereto as Schedule 1.53.

1.54 “[***]” means any [***] Product for any and all uses in the Field of [***], where such Product contains one or more Antigen utilized in the [***] Product (a) for use solely for [***], and (b) for use solely for [***]. For clarity[***].

1.55 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues and reexaminations thereof, and all foreign counterparts of any of the foregoing.

1.56 “Person” means any individual, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

1.57 “Phase I Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR §312.21(a).

1.58 “Phase II Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR §312.21(b).

1.59 “Phase III Clinical Trial” means a Clinical Trial in any country that would satisfy the requirements of 21 CFR §312.21(c).

1.60 “[***]” means [***]

1.61 “[***]” means [***] For avoidance of doubt, [***].

1.62 “Product” means any Vaccine which contains CpG 7909 co-formulated with one or more Antigen using the Delivery Method for any and all uses in a Field, whether such Product is for sale by prescription, over-the-counter or by any other method or for use in a Clinical Trial. “Product” includes any Vaccine which contains CpG 7909 that is being Developed under this Agreement for Marketing Authorization as well as Additional Products for which the Option hereunder has been exercised. For purposes of clarity, [***]

Notwithstanding the preceding,

(i) any Product for any and all uses in the Field of [***]must meet the definition of[***]”;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(ii) any Product for any and all uses in the Field of [***] must meet the definition of [***];

(iii) any Product that is indicated and/or used for [***] Alzheimer’s Disease must be co-formulated with one or more Antigens solely from [***]; and

(iv) Merck may Develop and Commercialize the same Product for [***] provided that such Development and Commercialization is otherwise permitted under this Agreement. By way of example, Merck may Develop and Commercialize the same Product for [***]. Similarly, Merck may Develop and Commercialize the same Product for [***].

1.63 “Quarter” means a three month period (or, where the context requires, a portion thereof) commencing on 1 July, 1 October, 1 January and 1 April.

1.64 “Regulatory Authority”, in relation to a Product and a country or region in the Territory, means the governmental authority, whether federal, state or municipal, responsible for granting Marketing Authorizations in that country or region from time to time and in the case of the USA, means the FDA.

1.65 “Related Party” means a Party’s Affiliates and contractors undertaking activities on behalf of a Party and/or its Affiliates, as applicable.

1.66 “Royalty” means the royalty as calculated and payable in accordance with Section 7.

1.67 “Sale” means dispatch of the invoice of a Product by Merck or any Affiliate or sub-licensee to a customer for consideration and “Sell” and “Sold” will be similarly construed.

1.68 “[***]” means a [***] Product for any and all uses in the Field of [***] For purposes of clarity, [***].

1.69 “Territory” means all of the countries of the world, their territories and possessions.

1.70 “Third Party” means any party other than a Party or any Affiliate of a Party.

1.71 “[***]” means [***].

1.72 “UIRF” means the University of Iowa Research Foundation.

1.73 “UIRF Agreement” means that certain License Agreement by and between CpG ImmunoPharmaceuticals, Inc. (predecessor to Coley) and UIRF, dated March 31, 1997, as amended March 7, 2001, as it exists on the Effective Date and is attached hereto as Schedule 1.73.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.74 “USA” or “US” means the United States of America, and its territories, commonwealths and possessions.

1.75 “Vaccine” shall mean any preparation that elicits a cellular mediated and/or humoral immune response in humans provided that in each case such a preparation contains an Antigen or Antigens.

1.76 “Valid Patent Claim” means a claim of an issued and unexpired patent included within the Coley Patent Rights that recites a composition of matter, method of use, formulation or process related to CpG 7909, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section/Schedule
AAA	14.1
Agreement	Initial Paragraph
Arbitration Matter	14.1
Code	11.8
Coley	Initial Paragraph
Coley Indemnified Parties	12.6
Coley Technology Improvement	2.4
Contract Manufacturer	5.1
Effective Date	Initial Paragraph
Excluded Claim	14.2
Know-How Royalty Term	7.1(c)
License Fee	6.1
Manufacturing Improvement Patent Rights	2.4
Merck	Initial Paragraph
Merck Indemnified Parties	12.7
Milestone Event	6.2(a)
Milestone Payment	6.2(a)
Multiple Field Products	6.2(e)
Non-Public Information	9.6
Notice	15.1
Option	3.1
Option Exercise Notice	3.3
Option Maintenance Fee	3.5(a)
Option Notice Period	3.2
Party and Parties	Initial Paragraph
Patent Royalty Term	7.1(b)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Royalty Term	7.1(c)
Sell-Down Period	11.7
Sensitive Information	15.8(d)(ii)

B.	Interpretation

Headings are for convenience only and do not affect interpretation, provided that the Background shall be used only as background for understanding the context of the Agreement. The following rules apply unless the context requires otherwise.

(a) The singular includes the plural and conversely.

(b) The meaning of general words is not limited by specific examples introduced by including, or for example, or similar expressions.

(c) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(d) A reference to a Person, corporation, trust, partnership, unincorporated body or other entity includes any of them.

(e) A reference to a Section or a Schedule is a reference to a Section of, or a Schedule, to this Agreement.

(f) A reference to an agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

(g) A reference to a Party to this Agreement or another agreement or document includes the Party’s successors, permitted substitutes and permitted assigns (and, where applicable, the Party’s legal personal representatives).

(h) A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

(i) The use of “shall” and “will” shall have interchangeable meanings.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

2. GRANT OF RIGHTS

2.1 Coley Technology. Coley hereby grants to Merck and Merck hereby accepts a worldwide, non-exclusive license in the Fields and in the Territory under the Coley Technology, with a right to sublicense as described in Section 2.3 below, to (a) make, have made, use, export and import CpG 7909, and sell CpG 7909 to a Merck Affiliate or Related Party and (b) make, have made, use, offer to sell, sell, export and import Product(s).

2.2 Non-Exclusive License Grant. In the event that the making, having made, use, offer for sale, sale, export or import by Merck, or Merck’s Related Parties, of CpG 7909 or Product(s) would infringe, during the term of this Agreement, a claim of issued letters patent which Coley owns or has the rights to license and which patents are not covered by the grant in Section 2.1, Coley hereby grants to Merck a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and its Related Parties to make, have made, use, sell, offer for sale, export and/or import CpG 7909 and Product(s) in the Field and in the Territory.

2.3 Right to Sublicense. Merck has the right to grant sublicenses under the licenses granted to it under Section 2.1 and Section 2.2 to any Affiliate of Merck. Merck also has the right to grant sublicenses under the licenses granted to it under Section 2.1 and Section 2.2 to any Related Party not an Affiliate provided that: (a) it shall be a condition of any such sublicense to such Related Party that such Related Party agrees to be bound by the obligations of confidentiality and non-use set forth in this Agreement; (b) if Merck grants such sublicense, Merck shall be deemed to have guaranteed that such Related Party shall fulfill all of Merck’s obligations under this Agreement applicable to the subject matter of such sublicense; and (c) such sublicense shall not adversely alter payments otherwise due and owing to Coley under this Agreement. For the avoidance of doubt, such “Related Party not an Affiliate” may not, pursuant to a sublicense hereunder, undertake actions that Merck itself is not permitted to undertake under this Agreement. For example, such Related Party may not, pursuant to such sublicense, use CpG 7909 to develop a product that is not a Product under this Agreement. For purposes of clarity, no sublicense shall allow any Related Party to separately commercialize CpG 7909, although the preceding limitation does not prevent a sublicensee from researching, Developing, Manufacturing and Commercializing a Product containing CpG 7909 on behalf of Merck.

2.4 Grant-back License. Merck will grant to Coley a non-exclusive, royalty-free, fully-paid up, perpetual worldwide license, including the right to grant sublicenses, to any Merck Patent arising under the Agreement, which claims recite the use, formulation or any other Improvements solely related to the licensed Coley Technology (each a “Coley Technology Improvement”) to the extent necessary for Coley and its sublicensees to practice Coley Technology Improvements outside the Fields. For purposes of clarity, any Merck Patents that (a) claim Improvements related to Manufacturing or (b) claim any Improvements related to or including any peptide, protein or Antigen Controlled by Merck shall not constitute a Coley Technology Improvement. In addition, prior to the expiration of the Option Notice Period, Coley shall not have the right to use any Coley Technology Improvement within any of the Additional Fields or to sublicense any Coley Technology Improvement for use within any of the Additional Fields.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Coley will notify Merck if Coley desires a license from Merck to any Merck Patents which claims or recites any Improvements solely related to Manufacturing of oligonucleotides (“Manufacturing Improvement Patent Rights”). In such event, the Parties will enter into an agreement on commercially reasonable terms under which Merck grants to Coley a license to the Manufacturing Improvement Patent Rights, with a right to grant sublicenses solely to Related Parties to whom Coley has otherwise licensed Coley Technology. However, Coley will not be permitted to use the Manufacturing Improvement Patent Rights or grant a sublicense to the Manufacturing Improvement Patent Rights for use (a) within any of the Fields or (b) within any of the Additional Fields prior to expiration of the Option Notice Period.

2.5 No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or Controlled by the other Party or its Affiliates.

3. OPTION FOR ADDITIONAL FIELDS

3.1 Option to Additional Fields. Subject to the terms of this Article 3, Merck has the option (the “Option”), during the Option Notice Period, to select any Additional Field and, upon such selection and payment by Merck of the Option Exercise Fee as set forth in Section 3.4, that Additional Field will constitute a Field.

3.2 Option Notice Period. Merck, at its sole discretion, may exercise the Option for each Additional Field for a period from the Effective Date until the third (3rd) anniversary from the Effective Date (the “Option Notice Period”). Merck may extend the Option Notice Period for any Additional Field for an additional two (2) years beyond the third anniversary by providing Coley with at least thirty (30) days prior written notice before such third anniversary.

3.3 Exercise of Option. Merck may, with respect to such Additional Field, exercise the Option during the Option Notice Period by providing a written notice of exercise of such Option (the “Option Exercise Notice”) to Coley. Within thirty (30) days thereafter, Merck shall pay the appropriate Option Exercise Fee set forth in Section 3.4.

3.4 Option Exercise Fee. Merck shall pay Coley, for each Additional Field for which Merck exercises the Option, an option exercise fee (each an “Option Exercise Fee”) of [***]).

3.5 Option Maintenance Fee.

(a) Additional Field. If Merck desires to maintain the Option with respect to an Additional Field, then, beginning on the first (1st) anniversary after the Effective Date of the Agreement, Merck will pay Coley, within thirty (30) days of such anniversary date, a fee to preserve the Option for such Additional Field (the “Option Maintenance Fee”) as follows:

1. First (1st) anniversary and second (2nd) anniversary after the Effective Date: [***]

2. Third (3rd) anniversary and fourth (4th) anniversary after the Effective Date: [***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Limiting of Option Maintenance Fees. If Merck notifies Coley that it is exercising the Option with respect to an Additional Field, no further Option Maintenance Fees with respect to that Additional Field (other than those that were due and owing prior to Merck providing Coley with the Option Exercise Notice) shall be due and owing to Coley for such Additional Field.

3.6 Non-impairment. During the period that Merck has the preceding Option in an Additional Field, Coley will not license any rights in CpG 7909 to any Third Party, or undertake any other action, that would limit Coley’s right to license CpG 7909 to Merck for use in such Additional Field.

4. DEVELOPMENT, DOCUMENTATION AND TECHNICAL SUPPORT

4.1 Merck Responsible for Development.

(a) Merck shall have the right and be responsible for researching, Developing, Manufacturing and Commercializing each Product at its expense, including:

(i) conducting all necessary research and Development (including Clinical Trials) to help ensure that the Products are safe and efficacious;

(ii) obtaining all necessary Marketing Authorizations;

(iii) establishing, directly or through one or more Third Parties, appropriate facilities for Manufacturing each Product; and

(iv) making all decisions with respect to the creation, modification and implementation of all such Development activities.

(b) Merck may notify Coley if Merck desires to expand the Delivery Method. Coley will timely consider, in good faith, Merck’s request and, upon Coley’s agreement to so expand the Delivery Method, the Parties will amend this Agreement accordingly.

(c) Upon written request of Coley, such request which may not be made more than once each Calendar Year, Merck will inform Coley of the number of programs at Merck in which Merck is evaluating CpG 7909.

4.2 Documentation, CpG 7909 and Technical Support.

(a) As soon as practicable after the Effective Date but no later than thirty (30) days after the Effective Date, and thereafter during the Term as promptly as possible following availability, Coley will provide to Merck a copy of any and all documentation and such other Information within Coley’s Control or as required by Applicable Laws in which the Coley Technology is embodied, including but not limited to all safety, clinical, and toxicology summaries on CpG 7909, as is necessary or useful to allow Merck to exercise its rights or undertake its

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

responsibilities under this Agreement, including to use the Coley Technology and to exercise its rights to use CpG 7909 to research, Develop, Manufacture, use, and Commercialize Products in the Fields, and to engage in research and Development in respect of Additional Fields. Such Information includes but shall not be limited to information regarding any Coley Patent Rights, Coley Know-How and Coley Inventions that Merck believes may be reasonably necessary or useful to support any Filing with a Regulatory Authority made by Merck with respect to CpG 7909 and/or Products. In addition, Coley will provide Merck with copies of all pre-clinical and Clinical Trial data and correspondence with Regulatory Authorities within Coley’s Control that relates to CpG 7909. Coley shall use reasonable efforts to ensure that all Information and reports generated by Coley under this Section 4.2(a) shall be finalized and provided to Merck within a timeframe that does not impact the timelines for making filings to Regulatory Authorities.

(b) In connection with the transfer to Merck of the Coley Technology, Coley shall, and shall cause any Coley Affiliate to provide Merck or any of its Affiliates, at Merck’s request, with technical assistance reasonably necessary to enable Merck to enjoy fully all the rights granted to Merck and to undertake all of its obligations pursuant to this Agreement.

(c) Coley will maintain records and other Information, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance activities by Coley and its contractors with respect to CpG 7909.

4.3 Daily Dose Limit. Merck agrees that there is a limit of [***] of CpG 7909 per daily dose for any Product or Additional Product under this Agreement.

4.4 Appointment of Liaisons. Within thirty (30) days of the Effective Date, each Party shall appoint (and notify the other Party of the name of) a Person who shall service as that Party’s primary contact for all matters related to this Agreement (each, a “Liaison”), including facilitating provision and receipt of Information regarding CpG 7909 as required under this Agreement and resolution of issues that may arise under this Agreement. Each Party may replace its Liaison at any time by notice in writing to the other Party.

5. MANUFACTURE AND SUPPLY

5.1 Manufacture and Supply. Without limiting anything else herein, Merck has the right to make or have made CpG 7909 for the preclinical and clinical Development of the Product(s) and Additional Product(s) and for incorporation into the marketed Product(s) and Additional Product(s). In the event Merck is interested in having CpG 7909 manufactured by Coley’s Contract Manufacturers, Coley shall use reasonable commercial efforts to introduce Merck to Coley’s CpG 7909 Contract Manufacturers for Merck’s direct contract supply, and if requested by Merck, to provide any reasonable assistance required by Merck to enable Merck to enter into an agreement with any such Contract Manufacturer for Merck’s direct supply of CpG 7909. Coley shall disclose to Merck, and allow Merck the right to reference, any Coley Know-How which is referenced in any Drug Master File filed by any Coley Contract Manufacturer. For purposes of this Section 5.1, “Contract Manufacturer” means any Third Party that Manufactures or helps supply CpG 7909 or any component thereof.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

6. LICENSE FEE AND MILESTONE PAYMENTS

6.1 License Fee. In recognition of the granting by Coley of the licenses in the Fields, Merck will pay to Coley a non-refundable license fee (the “License Fee”) of Four Million Dollars ($US 4,000,000) within 30 days after the Effective Date.

6.2 Milestone Payments.

(a) Upon achievement of a milestone event listed below (each, a “Milestone Event”) with respect to the first occurrence for each Product, Merck shall pay the following amounts (each, a “Milestone Payment”):

Milestone Chart 6.2a

Milestone Event	Milestone Payment

1. [***]

2. [***]

3. [***]

4. [***]

5. [***]

6. [***]

7. [***]

Total Milestones	[***]

(b) A Milestone Payment shall be paid only once for a Product in a particular Field, regardless of the number of Antigens contained in such Product.

(c) If, at any time, Merck Develops a Product for [***], then the Parties will treat the Development of the same Product for [***] as [***] solely for purposes of payment of any Milestone Event, provided that Merck actually undertakes and achieves the Milestone Event. For example, if Merck initially Develops and obtains Marketing Authorization of a Product for [***], Merck would owe Coley, [***], the Milestone Payment associated with Milestone Event 3 above [***]. Merck would not owe Milestone Payments for Milestone Event 1 or Milestone Event 2 above.

(d) Crediting of Milestone Payments. Notwithstanding anything to the contrary herein, if Merck discontinues the Development of any Product, Merck shall be entitled to credit any Milestones Payments paid with respect to such discontinued Product against any Product subsequently Developed by Merck within that Field.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(e) Milestone Payments for Multiple Field Products. For Products that contain Antigens that elicit a specific immune response in more than one Field (“Multiple Field Products”), Merck shall make Milestone Payment for each Milestone Event for each Field, subject, however, to Section 6.2(c) above.

6.3 Payment of Milestones. Within 30 days after each Milestone Event is achieved by Merck or any Related Party, Merck will:

(a) provide a written notice to Coley specifying the Milestone Event and stating that it has been achieved; and

(b) pay the Milestone Payment for that Milestone Event.

6.4 Skipped Milestones. In the case of a skipped Milestone Event (e.g., acceptance for Filing of an NDA, etc.), any Milestone Payment that would have preceded the skipped Milestone Event will be due concurrently with the payment of the achieved Milestone Event, subject, however, to Section 6.2(c) above.

6.5 [***]. Notwithstanding anything to the contrary in this Agreement, Merck will not owe Coley any Milestone Payments for Development and/or use of [***]. However, Merck will owe Coley the applicable Royalties set forth in Article 7 on the sale of [***] consistent with the sale of other Products under this Agreement.

7. ROYALTIES

7.1 Payment of Royalties; Royalty Rates and Royalty Term; Accounting and Records.

(a) Payment of Royalties. In further consideration of the rights granted to Merck under this Agreement, Merck will pay to Coley, in accordance with this Agreement, a Royalty on all Net Sales of each Product commencing with the Calendar Year (or partial Calendar Year) in which the First Commercial Sale of such Product occurs and ending upon expiration of the Royalty Term for such Product, at the rates set forth in the following Royalty Chart:

Royalty Chart

For Each Product	Royalty Rate
Patent	[***] (“Patent Royalty Rate”)
Know-How	[***] (“Know-How Royalty Rate”)
(collectively, the “Royalty Rates” and singly, each a “Royalty Rate”)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Patent Royalty Rate and Term. If, at any time from the Effective Date until the tenth (10th) anniversary of the First Commercial Sale of a Product in a country (the “Patent Royalty Initiation Period”), that Product is covered by a Valid Patent Claim in such country in which that Product is Sold where, but for the license granted under this Agreement, the Valid Patent Claim would be infringed by the sale of the Product in that country of sale, then, beginning during the Patent Royalty Initiation Period, Merck will pay the Patent Royalty Rate for sale of Product in that country until the expiration of the last-to-expire Valid Patent Claim that would be infringed by such sale of the Product in such country in the Territory (the “Patent Royalty Term”).

(c) Know-How Royalty Rate and Term. If at any time during the Patent Royalty Initiation Period, that Product is not covered by a Valid Patent Claim in the country, then, during that time period, Merck shall pay the Know-How Royalty Rate for sale of Product in that country until the tenth (10th) anniversary of the First Commercial Sale of the Product in such country (the “Know-How Royalty Term”) (the Patent Royalty Term and Know-How Royalty Term constitute the “Royalty Term”).

(d) Examples. By way of example, if for a period of five (5) years, a Product is Sold in a country where the Product is not covered by a Valid Patent Claim, then Coley would receive, during that five (5) year period, the Know-How Royalty Rate for sales in that country. If the Product is then covered by a Valid Patent Claim, then the Royalty rate, from that time period on, would be at the Patent Royalty Rate for sales of the Product in that country, for as long as the Product is covered by a Valid Patent Claim. By way of another example, if, for a period of 11 years, a Product is Sold in a country where the Product is not covered by a Valid Patent Claim, then, from the date of First Commercial Sale until the tenth (10th) anniversary of such sale, Coley would receive the Know-How Royalty Rate for sales of Product in that country. Because the Product was covered by a Valid Patent Claim after the Patent Royalty Initiation Period (that is, beyond 10 years from the date of First Commercial Sale), then Coley would not receive any further Royalties for sales of the Product in that country.

(e) Royalty Conditions. All Royalties are subject to the following conditions:

(i) Royalty Rates shall be calculated based on worldwide Net Sales of each Product.

(ii) Royalty Rates and Royalty Terms for each Product shall not be affected by the existence of more than one Product within a particular Field.

(iii) Only one Royalty shall be due with respect to the same unit of Product;

(iv) No Royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the Royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party (where such Third Party is not a Related Party);

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(v) No Royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial or other clinical trial conducted after the First Commercial Sale of Product; and

(vi) No Royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

(f) Royalty Reports and Payment. Within sixty (60) days after the last day of each Quarter during the Term, Merck will provide to Coley a statement of all Products Sold by Merck and any Related Party in the previous Quarter accompanied by a statement, on a country-by-country and Product-by-Product basis, of the actual gross sales, Net Sales revenue, and Royalty together with payment of the Royalty due, for that Quarter. In the event of a Competing Pharma Change of Control involving Coley, Merck’s obligation to provide reports pursuant to this sub-paragraph (f) shall be limited to providing a report of the Royalty due on a worldwide basis.

(g) A Royalty will be due only once in respect of each unit of Product Sold by Merck or any Related Party, and the Royalty will be due on the final arm’s-length Sale to a customer for proper commercial consideration.

(h) All payments from Merck must be paid in the Currency on or before the due date by direct transfer to Coley’s bank account as specified in writing by Coley at any time.

(i) In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of Currency equivalent in United States dollars due Coley shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system, prevailing on the third to the last Business Day of the month preceding the month in which such sales are recorded by Merck.

7.2 End of Royalty Term. The term of any Field granted under this Agreement begins on the Effective Date and shall continue on a country-by-country and Product-by-Product basis until the later to occur of (a) the expiration of the last to expire Valid Patent Claim covering the Product in a particular country, or (b) ten (10) years after the First Commercial Sale of the Product in such country. Thereafter, the license shall become perpetual and fully paid up in such country on a Product-by-Product basis.

7.3 Change in Sales Practices. The Parties acknowledge that, during the term of this Agreement, the sales practices of Merck or its Affiliates for the Commercialization and distribution of Product may change to the extent to which the calculation of the payment for Royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating Coley under this Agreement.

7.4 Royalty Abatement.

(a) If Merck licenses any intellectual property rights from a Third Party that is required in order to use CpG 7909 itself to use, offer to sell, sell and/or import Product in the Territory, then

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

the Royalty due to Coley will be reduced by one-half (1/2) of the Royalty rate payable to the Third Party under such license, provided that in no circumstance will the Royalty due to Coley, on a year-by-year basis, be reduced by more than [***] of the Royalty that Coley would otherwise have received under this Agreement but for such license from the Third Party.

(b) For the avoidance of doubt, this Section 7.4 will not apply to any intellectual property rights relating generally to any Product, but only to such rights as specifically relate to CpG 7909 itself.

7.5 Audit of Records.

(a) Merck will keep, and will require that each Related Party to keep, accurate and complete records of Net Sales and all other financial records reasonably necessary to substantiate all payments to be made by Merck to Coley in accordance with this Agreement.

(b) Upon the written request of Coley and not more than once in each Calendar Year, Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Coley and reasonably acceptable to Merck, at Coley’s expense, to have access during normal business hours to such of the records of Merck as may be reasonably necessary to verify the accuracy of the Royalty reports hereunder for any Calendar Year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Coley only whether the Royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Coley.

(c) If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date Coley delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Coley; provided, however, that if such audit uncovers an underpayment of Royalties by Merck that exceeds [***] and [***] of the total Royalties owed, then (i) the fees of such accounting firm shall be paid by Merck and (ii) such audit will not count against the one audit per Calendar Year limit set forth in Section 7.5(b) above.

(d) Upon the expiration of thirty-six (36) months following the end of any Calendar Year, the calculation of Royalties payable with respect to such Calendar Year shall be binding and conclusive upon Coley, and Merck and its Related Parties shall be released from any liability or accountability with respect to Royalties for such Calendar Year.

(e) Coley shall treat all financial Information subject to review under this Section 7.5 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such Information in confidence pursuant to such confidentiality agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

7.6 Compulsory Licenses. If Merck is required by any governmental entity in any country in the Territory to grant to a Third Party a compulsory license under the Coley Technology, then (a) such Third Party shall be deemed to be a Related Party of Merck hereunder, and (b) sales of Product by such Related Party shall be included within Net Sales, and (c) if the total compensation owed by such Related Party to Merck pursuant to such compulsory license is lower than the Royalties owed by Merck to Coley for the sale of such Product in such country, then the Royalty to be paid by Merck on Net Sales in that country under this Agreement shall be reduced to the royalty rate paid by the compulsory licensee.

7.7 Material Breach. In the event that Coley materially breaches this Agreement and fails to cure such material breach within sixty (60) days of receipt of written notice from Merck, then Merck shall be entitled to set-off any damages incurred as a result of Coley’s material breach that Merck is entitled to recover under this Agreement against any payments owed by Merck hereunder. Nothing in this Section shall restrict Merck’s right and ability to pursue any other remedies at law or in equity on account of such breach.

7.8 Royalties for Bulk Product. In those cases in which Merck sells bulk Product rather than Product in packaged form to an independent Third Party (where such Third Party is not a Related Party), the Royalty obligations of Article 7 shall be applicable to the bulk Product.

8. PHARMACOVIGILANCE

8.1 Adverse Experience Reporting. Each Party shall, and shall cause its respective Affiliates to, furnish timely notice as required by applicable worldwide regulations (i.e., currently seven (7) calendar days for deaths and immediately life-threatening adverse experiences and fifteen (15) calendar days for serious adverse experiences) to all competent governmental agencies throughout the world of all side effects, drug interactions and other adverse experiences identified or suspected with respect to any Product (or other product containing CpG 7909) administered, distributed, marketed and Sold under authority of any IND or Marketing Authorization issued by such Regulatory Authority. Each Party shall provide the other Party hereto with all necessary assistance in complying with all adverse experience reporting requirements established by, or required under, any applicable IND and/or Marketing Authorization in the Territory. Accordingly:

(a) Coley shall provide Merck with timely Information, in accordance with the time frames set forth below, on any serious adverse experiences relating to CpG 7909 to the extent that such serious adverse experiences could affect the Marketing Authorization for any Product in the Territory, or relate to the safety, efficacy or potency of any Product; and

(b) Merck shall provide Coley with timely Information, in accordance with the time frames set forth below, on any serious adverse experiences relating to any Product to the extent that such serious adverse experiences could affect the Marketing Authorization for such Product or any non-Merck product containing CpG 7909 throughout the world, or relate to the safety, efficacy or potency of CpG 7909 or product containing CpG 7909.

8.2 Written Notice of Adverse Experiences to Other Party.

(a) Each Party shall, and shall cause its Affiliates to, furnish the other Party within two (2) calendar days of “date first learned” written notice of all such side effects, drug interactions and other adverse experiences reported to such Party or its Affiliates regarding Products or CpG 7909.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) With respect to any clinical trial conducted by Merck or Coley, adverse experience reports of unexpected and fatal or life-threatening events which are possibly, probably, definitely related or of unknown relationship to the use of the Product or CpG 7909 must be exchanged by the parties within three (3) calendar days after receipt of such Information.

(c) Each Party shall also use its best efforts to obtain, and to furnish to the other Party hereto, such Information, including, but not limited to, patients, circumstances, consequences and sources of Information, reasonably sufficient to permit that other Party to evaluate such side effects, drug interactions or other adverse experiences of CpG 7909 and/or Product. Each Party shall retain all documents, reports, studies and other materials relating to any and all such side effects, drug interactions, or other adverse experiences, as the case may be. Upon reasonable written notice, each Party shall permit the other Party hereto to inspect, and to make copies of, all such documents, reports, studies and other materials.

8.3 Interpretation.

(a) For purposes of this Article 8, the term “adverse experience” means any unfavorable and unintended change in the structure (signs), function (symptoms), or chemistry (laboratory data) of the body temporally associated with any use of a Product or CpG 7909, whether or not considered related to the use of such Product or CpG 7909.

(b) For purposes of this Article 8, “serious” means any untoward medical occurrence that at any dose is fatal or immediately life-threatening, results in persistent or significant disability/incapacity, or requires in-patient hospitalization or prolongation of an existing hospitalization, or is a congenital anomaly, cancer, or overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes listed previously, should also be considered “serious”.

(c) For purposes of this Article 8, “unexpected” refers to a condition or development not listed in the current investigator brochure/labelling for the applicable Product or CpG 7909, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the investigator brochure/labelling, but differs from the event because of increased frequency or greater severity or specificity.

8.4 Further Activities.

As soon as practicable after the Effective Date, but in no event later than sixty (60) days before commencement of Phase I Clinical Trials, the Parties shall enter into a separate and more detailed agreement concerning adverse experience reporting.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9. CONFIDENTIALITY

9.1 Non-Disclosure Obligation. All Information disclosed by one Party to the other Party hereunder (which shall include, for purposes of this Article 9, this Agreement and all attachments hereto) shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party (where such Third Party is not a Related Party) or used for any purpose except as set forth in this Agreement without the prior written consent of the disclosing Party, except to the extent that such Information:

(a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b) is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d) is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

(e) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f) is deemed necessary by the receiving Party to be disclosed to its Related Parties, agents, consultants, and/or other Third Parties for any and all purposes the receiving Party and its Affiliates deem necessary or advisable in the ordinary course of business for the research and Development, Manufacturing and/or marketing of a Product (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than five (5) years from the date of disclosure; or

(g) is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by the confidentiality and non-use obligations that materially are no less stringent than those contained in this Agreement.

9.2 Limitation on Exclusions. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.3 Required Disclosure. If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of Section 9.1, then such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of Section 9.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

9.4 Disclosure of Financial Terms. Each Party shall have the further right to disclose the financial terms of this Agreement under a confidentiality obligation no less stringent than those contained in this Agreement, to any bona fide potential acquirer, merger partner, potential provider of financing and existing stockholder or investor of such Party and their respective advisors.

9.5 SEC Filings. The Parties shall agree in advance with each other on the terms of this Agreement to be redacted in any Securities and Exchange Commission filings; provided, that, each Party shall have the right to comply with any requests of the SEC to include in any such filing previously redacted information.

9.6 Publicity/Use of Names. Except as expressly set forth in this Agreement, no disclosure of the existence, or the terms, including the financial terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws. Notwithstanding anything to the contrary in this Section 9.6, the Parties shall mutually agree to a press release with respect to this Agreement in the same form as Schedule 9.6 attached hereto and shall be promptly disseminated following signature. Once such press release is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such press release or any subsequent joint or approved press release without further approval of the other Party. In addition, except as expressly permitted in this Agreement, Coley shall not, without Merck’s prior written consent, make any public statement or disclosure, whether by promotion, news release or otherwise, with respect to Antigens or Products or any other aspect of the relationship between Merck and Coley under this Agreement (“Non-Public Information”). However Coley may, without Merck’s prior approval, make a public statement or issue a press release which is limited solely to announcing the receipt of any Milestone Payment or Option Exercise Fee received from Merck under this Agreement, provided that Coley provides Merck with no less than five (5) Business Days to review any such press release and considers, in good faith, any comments or suggestions by Merck. If the public statement or press release discloses, with respect to Non-Public Information, anything more than the receipt of the Milestone Payment or Option Exercise Fee (other than Coley’s then standard corporate background information), the disclosure must be approved by Merck in writing prior to the disclosure, such approval not to be unreasonably withheld.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.7 Publications and Presentations. Merck and Coley each acknowledge the other Party’s interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Sections 9.1, 9.3, 9.4, 9.5 and 9.6, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least sixty (60) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 10. Upon expiration of such ninety (90) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

10. INTELLECTUAL PROPERTY RIGHTS

10.1 Inventorship. Unless otherwise set forth in this Article 10, determination of whether an Invention was made by a Party shall be made in accordance with the principles of inventorship under the United States laws. The entire right, title and interest in: (a) Coley Information and Coley Inventions shall be owned solely by Coley and (b) Merck Information and Merck Inventions shall be owned solely by Merck.

10.2 Filing, Prosecution and Maintenance of Patents by Coley. Coley shall have the first right to file, prosecute and maintain in the Territory, the Coley Patent Rights and all Patent Rights with respect to Coley Inventions.

10.3 Information and Cooperation. Coley, during the term of this Agreement, shall periodically provide Merck with a current schedule of the Coley Patent Rights appearing in Schedule 1.17 including all related patents and patent applications worldwide.

10.4 Interference, Opposition, Reexamination and Reissue. Coley shall use commercially reasonable efforts with respect to the prosecution of any interference, opposition, reexamination, or reissue proceeding relating to Coley Patent Rights and shall bear any expenses related thereto.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

10.5 Enforcement and Defense.

(a) Notice and Consultation. Coley shall give Merck notice of either (i) any infringement of Coley Patent Rights, or (ii) any misappropriation or misuse of Coley Know-How, that may come to Coley’s attention. Merck and Coley shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Coley, to terminate any infringement of Coley Patent Rights or any misappropriation or misuse of Coley Know-How. However, Coley, upon notice to Merck, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of Coley and, if necessary, in the name of Merck, or to control the defense of any declaratory judgment action relating to Coley Patent Rights or Coley Know-How. Coley shall promptly inform Merck if it elects not to exercise such first right and Merck shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Merck and, if necessary, in the name of Coley. Each Party shall have the right to be represented by counsel of its own choice.

(b) Enforcement Rights. In the event that Coley elects not to initiate and prosecute an action as provided in paragraph (a), and Merck elects to do so, the costs of any agreed-upon course of action to terminate infringement of Coley Patent Rights or misappropriation or misuse of Coley Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be borne by Merck.

(c) Cooperation. For any action to terminate any infringement of Coley Patent Rights or any misappropriation or misuse of Coley Know-How, in the event that Merck is unable to initiate or prosecute such action solely in its own name, Coley will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Merck to initiate litigation to prosecute and maintain such action. In connection with any action, Merck and Coley will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law and to the extent permissible without negatively impacting any attorney client privilege of the initiating Party, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d) Recovery. Any recovery obtained by either or both Merck and Coley in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

1. first, the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

2. then, the other Party shall, to the extent possible, recover its costs and expenses incurred in connection with the action; and

3. then, the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(e) ANDA Notification. Coley shall inform Merck of any certification regarding any Coley Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide Merck with a copy of such certification within five (5) days of receipt. Coley’s and Merck’s rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 10.7 (a)-(e) hereof; provided, however, that Coley shall exercise its first right to initiate and prosecute any action and shall inform Merck of such decision within ten (10) days of receipt of the certification, after which time Merck shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right, to the extent permissible without negatively impacting any attorney-client privilege of the initiating party, to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, the right to review and comment on any submissions, and the right to join and participate in such action.

(f) Patent Term Restoration. The Parties agree to cooperate and to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 103(c) for U.S. patents/patent applications. The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term extension, restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Coley Patent Rights and/or Products. In the event that elections with respect to obtaining such patent term restoration, extension or supplemental protection are to be made with reference to a Product, Merck shall have the right to make the election and Coley agrees to abide by such election. All costs, fees and expenses incurred in obtaining patent term extensions, restorations or supplemental protection certificates shall be borne by Coley.

10.6 Ownership of Information and Inventions. Neither Party shall obtain any ownership rights in the Information and Inventions of the other Party by virtue of this Agreement. Except to the extent licensed herein, Merck shall retain all right, title and interest in and to the Merck Information and any Merck Inventions, and Coley shall retain all right, title and interest in and to the Coley Information and any Coley Inventions. Ownership of Information and Inventions will remain with the respective Parties regardless of any modification or derivative thereof made by either Party solely or by both Parties jointly. The ownership of any modifications or derivatives of Information or Inventions shall be the property of the Party whose Information or Invention was the subject of the modification or derivative.

11. TERM AND TERMINATION

11.1 Term. This Agreement commences on the Effective Date and shall continue in full force and effect until expiration of all royalty obligations hereunder. Upon expiration of this Agreement, Merck’s licenses pursuant to this Agreement shall become fully paid-up, perpetual licenses.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

11.2 Termination for Convenience. This Agreement shall not be terminable by Coley except for specific reasons set forth in Sections 11.3. Merck may, without cause and on ninety (90) days prior written notice, terminate this Agreement, although Merck shall remain responsible for paying to Coley all fees and Royalties due and owing under this Agreement up to the date of such termination.

11.3 Termination of this Agreement for Cause.

(a) Termination for Material Breach. Either Party may terminate this Agreement by written notice to the other Party if the other Party is in breach of its material obligations under this Agreement and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Article 14 hereof.

(b) Bankruptcy. Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

11.4 Sale of Remaining Inventory. Notwithstanding anything in this Agreement to the contrary, in the event of termination of this Agreement, to the extent that Merck and its Related Parties has Product or will have Product in inventory after termination of this Agreement, Merck and its Related Parties shall be granted the right to sell off such remaining inventory of Product.

11.5 Effect of Termination of this Agreement.

Upon termination of this Agreement by Merck pursuant to Section 11.2 or Section 11.3(a), or by Coley pursuant to Section 11.3, immediately upon the effective date of such termination:

(a) Merck, and its Affiliates and Related Parties, will immediately cease to use the Coley Technology in respect of the Products to which such termination is applicable;

(b) Merck will, at is expense, immediately return, or destroy (at Merck’s discretion) all Coley Information and all associated documents supplied under this Agreement and must procure that its Related Parties to likewise; provided that Merck shall be entitled to keep one copy of the preceding Information and documents for legal recordkeeping purposes;

provided that where this Agreement is terminated in relation to certain Products or Fields, Merck’s rights will continue in respect of the remaining Products or Fields (as the case may be) and Merck may, and may allow its Affiliates and Related Parties to retain such copies of Coley Information and documents to the extent reasonably necessary for the continued exercise of such rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

11.6 Surviving Provisions.

(a) Termination or expiration of this Agreement will not affect:

(i) any rights or remedies of the Parties which may have accrued before the date of termination or expiration; or

(ii) the rights and obligations of the Parties which by their nature survive termination, including Article 1, Article 9, Section 10.6, Section 11.5, Section 11.6, Section 11.7, Section 11.8, Section 12.6, Section 12.7, Section 12.8, Article 13, Article 14 and Article 15.

(b) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay Royalties for Product(s) Sold prior to such expiration or termination.

11.7 Sell Down Right. Notwithstanding anything in this Agreement to the contrary, upon termination of this Agreement by Merck under Section 11.2 or 11.3(a) or by Coley under Section 11.3(a), Merck may, and may allow its Related Parties to, during the period after the effective date of termination (“Sell-Down Period”),

(a) complete the Manufacture of any material comprising partially Manufactured Products;

(b) continue to Manufacture, import, market and sell Products in fulfillment of any bona fide orders accepted by any of them before such effective date;

(c) continue to sell Products already Manufactured or to be Manufactured to allow Merck to sell all remaining inventory of Products; and such terms of this Agreement as necessary to give effect to this Section will continue to apply, including the obligation to pay Royalty in respect of any Products Sold during such period but, for the avoidance of doubt, Merck will have no right to continue the Development of any Product and this Section will only apply in respect of any Products for which Marketing Authorization has been obtained prior to such date.

11.8 Termination by Merck Pursuant to Section 11.3(b). If this Agreement is terminated by Merck pursuant to Section 11.3(b) due to the rejection of this Agreement by or on behalf of Coley under Section 365 of the United States Bankruptcy Code (“Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Coley to Merck are, and shall otherwise be deemed to be, for purposes of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that Merck, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Coley under the Code, Merck shall be entitled to a complete duplicate of or complete access to (as Merck deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Merck (a) upon any such commencement of a bankruptcy proceeding upon written request therefore by Merck, unless Coley elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Coley upon written request therefore by Merck.

12. REPRESENTATIONS, WARRANTIES, LIABILITY AND INDEMNITY

12.1 Mutual representations and Warranties. Each Party represents and warrants to the other Party that:

(a) Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(b) Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and shall not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

(c) Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions.

(d) No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Third Party that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfilment of its obligations hereunder.

12.2 Additional Representations of Coley. Coley further represents and warrants to Merck, as of the Effective Date, as follows:

(a) Existing Coley Patent Rights. The Coley Patent Rights listed on Schedule 1.17 as of the Effective Date (the “Existing Coley Patent Rights”) are existing and, to Coley’s knowledge, the Existing Coley Patent Rights are not invalid or unenforceable. In addition, all Coley Patent Rights as of the Effective Date are set forth in Schedule 1.17. Coley has the right to enforce the Existing Coley Patent Rights.

(b) Claims or Judgments. There are no claims, judgments or settlements against Coley pending, or to the knowledge of Coley, threatened, that invalidate or seek to invalidate the Existing Coley Patent Rights.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) No Infringement. To the knowledge of Coley, no Third Party is infringing, or threatening to infringe, the Existing Coley Patent Rights.

(d) No Litigation. There is no pending or, to the knowledge of Coley, threatened, litigation that alleges that Coley’s proposed activities or the granting of rights by Coley under this Agreement would infringe or misappropriate any intellectual property rights of any Third Party. In addition, to the knowledge of Coley and its Affiliates, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in Law or in equity, pending or relating to or threatened against Coley, in each case in connection with the CpG 7909, the Product or any Coley Technology or against or relating to the transactions contemplated by this Agreement.

(e) Provision of Information. To the knowledge of Coley, (a) Coley has given Merck full access, prior to the Effective Date of this Agreement, to all Information Controlled by Coley regarding CpG 7909 or has caused its Third Parties to disclose all Information Controlled by such Third Party (including Information on the design of and results from all in vitro studies); animal efficacy studies; formulation and bioavailability studies; preclinical toxicity; and clinical safety data and pharmacokinetics from all ongoing or completed Phase I Clinical Trials and Phase II Clinical Trials that is, or would reasonably be expected to be, material to the Development or Commercialization of CpG 7909 and Products contemplated in this Agreement and (b) there is no other Information other than as described in subsection (a) that Coley has not otherwise provided to Merck.

(f) No Third Party Licensors. None of the rights of Coley or its Affiliates under the Coley Patent Rights in the Field or Coley Technology in the Field have been licensed or otherwise made available (including without limitation pursuant to any immunity from suit arrangement) to Coley or its Affiliates from a Third Party. Coley and/or its Affiliates own or control valid and enforceable rights in the Coley Patent Rights and Coley Technology in the Field, in each case, free of any lien, encumbrance, charge, security interest, mortgage or other similar restriction.

(g) Material Correspondence. Coley and each of its Affiliates has heretofore disclosed to Merck all material correspondence and contact information between Coley and each of its Affiliates and the FDA and any other Regulatory Authorities regarding CpG 7909.

(h) Encumbered Use. Except as otherwise specifically set forth in the Agreement, Coley has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Field in the Existing Coley Patent Rights and Coley Know-How that would otherwise adversely affect or impact the Development and Commercialization of CpG 7909 and Products within the Field as contemplated under this Agreement.

12.3 Additional Representations and Covenants. Coley hereby represents and covenants to Merck that, to Coley’s knowledge, the UIRF Agreement and OHRI Agreement are valid, binding and enforceable in accordance with their terms and that Coley has not received notice that is in

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

breach of those agreements and there is no basis for a valid claim that Coley is in breach of its obligations under either of those agreements. Coley further covenants that it shall take all reasonable steps to maintain in full force and effect the UIRF and OHRI agreements and that it will not undertake any action that would allow either UIRF or OHRI to terminate their respective agreements with Coley.

12.4 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12.5 Limited Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN If SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES PROVIDED, HOWEVER, THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTION 12.6 AND SECTION 12.7 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO THE EXTENT OF A PARTY’S GROSS NEGLIGENCE OR WILFUL MISCONDUCT.

12.6 Indemnity by Merck. Merck shall protect, defend, indemnify and hold Coley its Affiliates and their respective directors, officers, employees and agents and their respective successors and permitted assigns (collectively, the “Coley Indemnified Parties”), harmless from any and all Liabilities which arise out of or result from:

(a) a misrepresentation or breach by Merck of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(b) the negligence, recklessness or willful misconduct of Merck in the performance of its obligations under this Agreement.

(c) the use, promotion, manufacture, commercialization, distribution, offering for sale, sale or importation by Merck or any of its Affiliates of a Product, to the extent such Liabilities are not related to the CpG 7909;

provided, however, that Merck shall not be required to indemnify, hold harmless or defend any Coley Indemnified Party against any claim to the extent arising out of or related to (y) Coley’s breach of any of its representations, warranties or covenants set forth in this Agreement, or (z) any Coley Indemnified Party’s negligence or willful misconduct, or failure to comply with all Applicable Laws.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

12.7 Indemnity by Coley. Coley shall protect, defend, indemnify and hold Merck, its Affiliates and their respective directors, officers, employees and agents and their respective successors and permitted assigns (collectively, the “Merck Indemnified Parties”), harmless from any and all Liabilities which arise out of or result from:

(a) a misrepresentation or breach by Coley of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(b) the negligence, recklessness or willful misconduct of Coley in the performance of its obligations under this Agreement;

provided, however, that Coley shall not be required to indemnify, hold harmless or defend any Merck Indemnified Party against any claim to the extent arising out of or related to (y) Merck’s breach of any of its representations, warranties or covenants set forth in this Agreement, or (z) any Merck Indemnified Party’s negligence or willful misconduct, or failure to comply with all Applicable Laws.

12.8 Notification of Claims; Conditions to Indemnification Obligations. The Parties shall promptly notify each other of any claims or suits with respect to which indemnification under this Agreement is or could be sought. The Party requesting indemnification shall permit the indemnifying Party to assume the defense of such claims or suits giving rise to the request at the indemnifying Party’s sole expense. The Party requesting indemnification shall cooperate with the indemnifying Party in such defense when reasonably requested to do so. In no event shall the indemnifying Party compromise or settle any claim or suit in a manner that admits fault or negligence on the part of the indemnified party, or that would otherwise adversely affect any rights of the indemnified party, without the prior written consent of the indemnified Party. The indemnifying Party shall have no liability under this Section 12.8 with respect to claims or suits settled or compromised without the indemnifying Party’s prior knowledge and express written consent.

13. TAXES AND COST OF AGREEMENT

13.1 Withholding Tax. If Applicable Laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by Merck to Coley under Article 6 and Article 7 of the Agreement, Merck shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. Merck shall submit appropriate proof of payment of the withholding taxes to Coley within a reasonable period of time. Merck shall promptly provide Coley with the official receipts. Merck shall render Coley reasonable assistance in order to allow Coley to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. If Merck did not withhold taxes, in whole or in part, in connection with any payment it made to Coley under the Agreement and a tax authority subsequently disagrees with Merck’s interpretation of the withholding rules and finds that Merck had a duty to withhold taxes and such taxes were assessed against and paid by Merck, then Coley will indemnify and hold harmless Merck from and against such taxes (including interest). If Merck makes a claim under this section, it will comply with the obligations imposed by this section as if Merck had withheld taxes from a payment to Coley.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

13.2 Costs of Agreement. Each Party bears its own costs arising out of the negotiation, preparation and execution of this Agreement.

14. DISPUTE RESOLUTION

14.1 Arbitration. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement, the breach thereof, the construction thereof, or the rights, duties or Liabilities of either Party hereunder. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration (each, an “Arbitration Matter”) in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Arbitration Matter would be barred by the applicable New York statute of limitations.

(a) Arbitration Procedures. The following procedures shall apply:

(i) The arbitration shall be conducted by a panel of three (3) persons experienced in the pharmaceutical and/or Vaccine business who are independent of both Parties. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York City, New York, and all proceedings and communications shall be in English.

(ii) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Arbitration Matter is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration Matter pursuant to this Section 14.1. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrators’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii) The Parties agree that, in the event of an Arbitration Matter involving the alleged breach of this Agreement, neither Party may terminate this Agreement until resolution of the Arbitration Matter pursuant to this Section 14.1.

(iv) The Parties hereby agree that any disputed performance or suspended performance pending the resolution of an Arbitration Matter that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrators.

(v) The Parties hereby agree that any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction. The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of Arbitration Matters presented.

14.2 Certain Definition. As used in this Article, the term “Excluded Claim” means a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

14.3 Relief from Performance during Force Majeure. A Party will not be liable for non-performance or delay in performance caused by any event of Force Majeure provided however that the affected Party must:

(a) promptly notify the other Party of any event of Force Majeure; and

(b) exert prompt commercial efforts to eliminate, cure or overcome any such event of Force Majeure and to resume performance with all possible speed,

provided further that nothing will oblige the affected Party to settle on terms unsatisfactory to such Party, any strike, lock-out or other labor difficulty or any investigation or proceeding by any governmental authority

15. MISCELLANEOUS.

15.1 Notices. Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a) must be in writing and signed by a person duly authorized by the sender;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or fax to the address or fax number below or the address or fax number last notified by the intended recipient to the sender:

(i) to Coley	Coley Pharmaceutical Group, Inc.
93 Worchester Street
Suite 101
Wellesley, Massachusetts 02481
Attention: President and CEO
Facsimile No.: (781) 431-6403

with a copy to	Coley Pharmaceutical Group, Inc.
93 Worchester Street
Suite 101
Wellesley, Massachusetts 02481
Attention: General Counsel
Facsimile No.: (781) 431-6403

(ii) to Merck	Merck & Co., Inc.
One Merck Drive
P.O. Box 100, WS#A-65
Whitehouse Station, NJ 08889-0100
Facsimile No.: (908) 735-1370

and	Merck & Co., Inc.
Attention: Chief Licensing Officer
P.O. Box 100, WS2A-30
Whitehouse Station, NJ 08889-0100
Facsimile: (908) 735-1202

(c) will be taken to be duly given or made:

(i) in the case of delivery in person, when delivered;

(ii) in the case of delivery by post, two (2) Business Days after the date of posting (if posted to an address in the same country) or seven (7) Business Days after the date of posting (if posted to an address in another country); and

(iii) in the case of fax, on receipt by the sender of a transmission control report from the dispatching machine showing the relevant number of pages and the correct destination fax machine number or name of recipient and indicating that the transmission has been made without error, but if the result is that a Notice would be taken to be given or made on a day that is not a Business Day in the place to which the Notice is received or is later than 4.00 p.m. (local time) at the place where Notice is received it will be taken to have been duly given or made at the commencement of business on the next Business Day in that place.

15.2 Integration. This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement (except for Existing Agreements) and the licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the subject matter or the licenses granted hereunder are superseded by the terms of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

15.3 Amendment. No amendment or variation of this Agreement is valid or binding on a Party unless made in writing and executed by all Parties.

15.4 Severability of Provisions. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

15.5 Affiliates. Each Party may perform its obligations hereunder personally or through one of more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited thereunder from committing directly.

15.6 No Waiver. No failure to exercise or any delay in exercising any right, power or remedy by a Party operates as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

15.7 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review drafting and negotiation of this Agreement. Accordingly the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.8 Assignment/Change of Control.

(a) Except as provided in this Section 15.8, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party.

(b) Merck may, without Coley’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate or in connection with a Change of Control.

(c) Coley may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder in whole in connection with a Change of Control; provided, however, that Coley must notify Merck at least thirty (30) days prior to completion of any such Change of Control except that in the case of a Change of Control as set forth in Subsection 1.12(3) only, Coley shall provide Merck such notice thirty (30) days after Coley becomes aware of such Change of Control.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(d) In connection with a Competing Pharma Change of Control with respect to Coley, Merck shall have the right, at any time after receipt of such notice, to

(i) limit its obligations to provide Coley Royalty related reports pursuant to Section 7.1(f) to reporting only Merck’s worldwide Royalty obligations;

(ii) require Coley, including the Change of Control party, to adopt reasonable procedures to be agreed upon in writing with Merck to prevent the disclosure of any Information of Merck and its Affiliates and other information with respect to the development of CpG 7909 and Products (collectively “Sensitive Information”) beyond Coley personnel having access to and knowledge of Sensitive Information prior to the Change of Control and to control the dissemination of Sensitive Information disclosed after the Change of Control. The purposes of such procedures shall be to strictly limit such disclosures to only those personnel having a need to know Sensitive Information in order for Coley to perform its obligations under this Agreement and to prohibit the use of Sensitive Information for competitive reasons against Merck and its Related Parties, including without limitation, the use of Sensitive Information for the development or commercialization of competing products.

(e) Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. Any attempted assignment not in accordance with this Section 15.8 shall be void

15.9 Counterparts. This Agreement may be executed in any number of counterparts. All counterparts together will be taken to constitute one instrument.

15.10 Governing law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (USA), without regard to the application of principles of conflicts of law. With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”) where such action is not required to be arbitrated under Article 14, each Party irrevocably (i) subject to this Section 15.10, agrees and consents to be subject to the exclusive jurisdiction of the United States District Court for the District of Southern New York or any New York state court sitting in New York, New York (any such court, the “Court”) and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such Court as provided in this Section 15.10, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such Court does not have any jurisdiction over such Party. Notwithstanding the foregoing, (a) if the Court adjudicating such Proceeding refuses for any reason to exercise jurisdiction over the dispute, either Party shall be free to bring such Proceeding in any other Court in such state as provided above and, in the event such other Court refuses for any reason to exercise jurisdiction over the dispute, either Party shall be free to bring such Proceeding in any other court, and (b) if any Party (the “Initiating Party”) commences a Proceeding in any Court, the other Party (the “Defending Party”) shall possess and retain the right to assert in that same Proceeding all claims and defenses that the Defending Party may have against the Initiating Party, including, without limitation, all counterclaims and setoffs. Each of Coley and its Affiliates shall at all times maintain an agent for service of

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

process and any other documents in proceedings in New York, New York and hereby designates Coley Pharmaceutical Group, Inc. as its agent. Each of Coley and its Affiliates shall promptly provide Merck with written notice of any change in the identity of such agent. Any pleading, judgment or other notice of legal process shall be sufficiently served on each of Coley and its Affiliates if delivered to its agent at its then current address. Notwithstanding anything to the contrary contained herein, each Party shall be entitled to seek injunctive relief and specific performance in any court in the world.

15.11 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

15.12 Independent Contractors. It is expressly agreed that Coley and Merck shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Coley nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

15.13 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

15.14 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

15.15 Further Assurances. Each of Coley and Merck agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement. Each person executing this agreement on behalf of a Party represents and warrants his/her capacity and authority to do so.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

COLEY PHARMACEUTICAL GROUP, INC.

By:	/s/ Robert L. Bratzler
Name:	Robert L. Bratzler, Ph.D.
Title:	President and Chief Executive Officer

MERCK AND CO., INC.

By:	/s/ Mervyn J. Turner
Name:	Dr. Mervyn J. Turner
Title:	Sr. Vice President, Worldwide Licensing and External Research

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 1.17

COLEY PATENT RIGHTS

[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 1.25

DESCRIPTION OF CpG 7909

CpG 7909 means a phosphorothioate molecule of sequence 5’-TCGTCGTTTTGTCGTTTTGTCGTT-3’.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 1.53

OHRI AGREEMENT

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 1.73

UIRF AGREEMENT

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 9.6

PRESS RELEASE

Contact:	Media Contacts:
Susan Hager	Karen L. Bergman or
Senior Director, Investor Relations and	Michelle Corral
Corporate Communications	BCC Partners (US)
+1.781.431.9079	+1.650. 575.1509 or +1.415.794.8662
shager@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

Coley Pharmaceutical Group Licenses VaxImmune™ to Merck for

Use in Vaccine Programs

Wellesley, MA, April 12, 2007 – Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced that Merck & Co., Inc. has licensed Coley’s VaxImmune™ vaccine adjuvant for incorporation into vaccines being developed by Merck for certain infectious diseases and Alzheimer’s disease.

Under the terms of the agreement, Merck has agreed to pay Coley an upfront license fee of $4.0 million. Coley is also eligible to receive milestone payments of up to $33 million as well as royalties from the sale of any products that are commercialized under the agreement. Merck receives a worldwide, non-exclusive license to VaxImmune for incorporation into vaccines for certain infectious disease fields and Alzheimer’s disease as well as the option to add additional fields to the license.

“We are delighted that Merck has licensed VaxImmune for use in its vaccine programs,” said Robert L. Bratzler, President and Chief Executive Officer for Coley Pharmaceutical Group. “Through their ability to boost the effectiveness of vaccines, adjuvant technologies such as VaxImmune have the potential to provide key product differentiators and contribute to the commercial success of vaccines.”

VaxImmune is a proprietary Toll-like receptor 9 (TLR9) agonist designed to induce both an enhanced antigen-specific antibody response and a natural killer T-cell immune response when used in combination with prophylactic (preventative) or therapeutic vaccines. VaxImmune has been included in approximately 35 clinical trials of vaccines in development for various cancer indications, infectious diseases and biowarfare defense.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, asthma and allergic diseases and to enhance the effectiveness of vaccines. Coley has established a pipeline of TLR Therapeutic product candidates currently advancing through clinical development with partners and has additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, GlaxoSmithKline, Novartis Vaccines & Diagnostics (formerly Chiron), Merck and the United States government. For further information on Coley Pharmaceutical Group please visit www.coleypharma.com.

Safe Harbor Statement

Certain statements in this news release concerning Coley’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, those relating to Coley’s ability to form future VaxImmune partnerships and the success of existing and future partnerships. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Coley might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; uncertainties as to the future success of ongoing and planned clinical trials; the risk that results from early stage clinical trials may not be indicative of results in later stage trials; the unproven safety and efficacy of products under development; intellectual property rights and litigation; competitive products; and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

# # #

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.